Exhibit 99.1

Press Contact: Will Thoretz +1 203 517 3119 will.thoretz@isg-one.com

Investor Contact: David Berger +1 203-517-3104 david.berger@isg-one.com

Information Services Group Announces

Third-Quarter Financial Results

Record quarterly revenues of $68.3 million, up 30% from prior year

Operating income of $3.5 million, up 33%, and net income of $1.4 million, up 89%

Adjusted EBITDA of $9.6 million, up 46% from prior year

Diluted EPS of $0.03, up 50%, and adjusted diluted EPS of $0.10, up 25%

Cash balance of $22.2 million, up 16% from prior year

Affirms full-year revenue and adjusted EBITDA guidance

STAMFORD, Conn., November 8, 2017— Information Services Group (ISG) (NASDAQ: III), a leading global technology research and advisory firm, today announced financial results for the third quarter ended September 30, 2017.

“ISG delivered another strong quarter, highlighted by record-setting revenues and adjusted EBITDA,” said Michael P. Connors, chairman and chief executive officer. “Digital Solutions continue to be a growth engine for the firm, representing 35 percent of our total revenue. Client demand continues to grow for all things digital, and we’re responding with continued investment in this area, especially in Robotic Process Automation (RPA) services.

“Our digital capabilities, combined with our expanded set of other high-value offerings, are driving strong, double-digit revenue growth in all our regions. For the third quarter, revenues were up 42 percent in the Americas, 15 percent in Europe, and 12 percent in Asia Pacific versus the prior year. Our ability to continuously innovate and expand our capabilities in response to client needs, coupled with our disciplined management approach, positions us strongly to continue delivering increased value for our clients and profitable growth for our shareholders,” said Connors.

Third-Quarter 2017 Results

Revenues for the third quarter were $68.3 million, compared with $51.9 million in the prior year, an increase of 30 percent in constant currency and 32 percent on a reported basis. Revenues were $41.5 million in the Americas (up 42 percent from the same period in 2016), $19.7 million in Europe (up 15 percent), and $7.1 million in Asia Pacific (up 12 percent). Currency positively impacted reported revenues by $1.1 million versus the prior year — only the second time ISG has seen a positive impact from currency in the last 12 quarters.

ISG reported operating income of $3.5 million for the third quarter of 2017, compared with operating income of $2.6 million last year. Included in the third-quarter 2017 operating income was a $0.5 million reversal of a tax indemnity receivable associated with the Alsbridge acquisition, offset by a reduction in the tax provision. Net income for the quarter was $1.4 million, compared with net income of $0.8 million in the third quarter last year. Reported fully diluted earnings per share were $0.03, compared with fully diluted earnings per share of $0.02 for the same period in 2016.

Adjusted net income (a non-GAAP measure defined as net income plus amortization of intangible assets, non-cash stock compensation, foreign-currency transaction gains/losses and non-cash impairment charges for goodwill and intangible assets, interest on contingent consideration, acquisition-related costs, severance and integration expense and bargain purchase gain, on a tax-adjusted basis) for the third quarter was $4.7 million, or $0.10 per share on a fully diluted basis, compared with adjusted net income of $3.0 million, or $0.08 per share on a fully diluted basis, in the prior year’s third quarter.

Third-quarter 2017 adjusted EBITDA (a non-GAAP measure defined as net income before net income attributable to non-controlling interest plus interest, taxes, depreciation and amortization, foreign-currency transaction gains/losses, non-cash stock compensation, impairment charges for goodwill and intangible assets, interest on contingent consideration, acquisition-related costs, severance and integration expense, tax indemnity and bargain purchase gain) was $9.6 million, compared with $6.6 million last year, an increase of 46 percent.

Other Financial and Operating Highlights

ISG cash and cash equivalents totaled $22.2 million at September 30, 2017, up $3.1 million from September 30, 2016, and a decrease of $3.2 million from June 30, 2017. During the third quarter, ISG repaid $4.4 million in debt, including $3.0 million in unscheduled payments due to an excess cash position. Total outstanding debt as of September 30, 2017, was $118.1 million versus $122.5 million as of June 30, 2017, and $59.4 million as of September 30, 2016.

ISG Full-Year Revenue and Adjusted EBITDA Guidance

“For 2017, we are reaffirming our forecasted revenue growth to be in the range of approximately 25-34 percent ($270-$290 million) and our forecasted adjusted EBITDA growth to be in the range of approximately 60-75 percent ($32-$35 million) over the prior year. Our forecast is based on September year-to-date performance as well as our prospects for the fourth quarter,” said Connors.

Conference Call

ISG has scheduled a call for 9:00 a.m., Eastern Time, Thursday, November 9, 2017, to discuss the company’s second-quarter results. The call can be accessed by dialing 1-800-239-9838 or, for international callers, by dialing 001-323-794-2551. The access code is 1011666. A recording of the conference call will be accessible on ISG’s website (www.isg-one.com) for approximately four weeks following the call.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation

Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property and the intellectual property of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; and (13) engagements may be terminated, delayed or reduced in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). In this release, ISG has presented both GAAP financial results as well as non-GAAP information for information for the three and nine months ended September 30, 2017 and September 30, 2016.  ISG believes that the evaluation of its ongoing operating results will be enhanced if it discloses certain non-GAAP information.  These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future.  ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income before net income attributable to non-controlling interest plus interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, impairment charges for goodwill and intangible assets, interest on contingent consideration, acquisition-related costs, severance and integration expense, tax indemnity and bargain purchase gain), adjusted net income (defined as net income plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses, non-cash impairment charges for goodwill and intangible assets, interest on contingent consideration, acquisition-related costs, severance and integration expense and bargain purchase gain, on a tax-adjusted basis), adjusted net income as earnings per diluted share and selected financial data on a constant currency basis, which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, that management believes are not indicative of ISG’s core operations. These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

ISG reports results in U.S. dollars, but does business on a global basis. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and could have a significant effect on reported results. The discussion of ISG’s financial results in this release includes comparisons with the prior year in constant currency terms, using consistent exchange rates. Management believes this information facilitates comparison of underlying results over time.

Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure. Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.  A reconciliation of any forward-looking non-GAAP estimates contained herein to the corresponding GAAP measures is not being provided, due to the unreasonable efforts required to prepare it.

About ISG

ISG (Information Services Group) (NASDAQ: III) is a leading global technology research and advisory firm. A trusted business partner to more than 700 clients, including 75 of the top 100 enterprises in the world, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; technology strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs more than 1,300 professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com.

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Information Services Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$68,349	$51,929	$202,942	$162,212
Operating expenses
Direct costs and expenses for advisors	38,214	30,959	119,153	98,433
Selling, general and administrative	23,710	16,613	68,815	52,428
Depreciation and amortization	2,951	1,741	9,773	5,386
Operating income	3,474	2,616	5,201	5,965
Interest income	15	—	94	24
Interest expense	(1,716)	(596)	(5,132)	(1,590)
Foreign currency transaction loss	(111)	(38)	(292)	(300)

Income (loss) before taxes	1,662	1,982	(129)	4,099
Income tax provision (benefit)	234	1,226	(681)	2,331
Net income	1,428	756	552	1,768
Net income attributable to non-controlling interest	—	24	32	123
Net income attributable to ISG	$1,428	$732	$520	$1,645

Weighted average shares outstanding:
Basic	43,305	35,707	42,893	36,219
Diluted	44,658	36,873	43,344	36,977

Earnings per share attributable to ISG:
Basic	$0.03	$0.02	$0.01	$0.05
Diluted	$0.03	$0.02	$0.01	$0.05

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net income attributable to ISG	$1,428	$732	$520	$1,645
Plus:
Net income attributable to non-controlling interest	—	24	32	123
Interest expense (net of interest income)	1,701	596	5,038	1,566
Income taxes	234	1,226	(681)	2,331
Depreciation and amortization	2,951	1,741	9,773	5,386
Interest on contingent consideration	415	373	1,108	433
Acquisition-related costs(1)	89	—	1,186	—
Severance and integration expense	356	—	1,514	—
Tax indemnity receivable	454	—	454	—
Foreign currency transaction	111	38	292	300
Non-cash stock compensation	1,873	1,865	5,383	5,180
Adjusted EBITDA	$9,612	$6,595	$24,619	$16,964

Net income attributable to ISG	$1,428	$732	$520	$1,645
Plus:
Non-cash stock compensation	1,873	1,865	5,383	5,180
Intangible amortization	2,382	1,392	7,133	4,049
Interest on contingent consideration	415	373	1,108	433
Acquisition-related costs(1)	89	—	1,186	—
Severance and integration expense	356	—	1,514	—
Foreign currency transaction	111	38	292	300
Tax effect (2)	(1,986)	(1,394)	(6,314)	(3,786)
Adjusted net income	$4,668	$3,006	$10,822	$7,821

Weighted average shares outstanding:
Basic	43,305	35,707	42,893	36,219
Diluted	44,658	36,873	43,344	36,977

Adjusted earnings per share:
Basic	$0.11	$0.08	$0.25	$0.22
Diluted	$0.10	$0.08	$0.25	$0.21

(1)         Consists of expenses from acquisition-related costs and non-cash fair value adjustments on pre-acquisition deferred revenues.

(2)         Marginal tax rate of 38.0% applied.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

			Three Months Ended			Three Months Ended
	Three Months Ended	Constant currency	September 30, 2017	Three Months Ended	Constant currency	September 30, 2016
	September 30, 2017	impact	Adjusted	September 30, 2016	impact	Adjusted
Revenue	$68,349	$(2,158)	$66,191	$51,929	$(1,030)	$50,899
Operating income	$3,474	$(534)	$2,940	$2,616	$(217)	$2,399
Adjusted EBITDA	$9,612	$(552)	$9,060	$6,595	$(231)	$6,364

			Nine Months Ended			Nine Months Ended
	Nine Months Ended	Constant currency	September 30, 2017	Nine Months Ended	Constant currency	September 30, 2016
	September 30, 2017	impact	Adjusted	September 30, 2016	impact	Adjusted
Revenue	$202,942	$(3,123)	$199,819	$162,212	$(3,711)	$158,501
Operating income	$5,201	$(918)	$4,283	$5,965	$(536)	$5,429
Adjusted EBITDA	$24,619	$(939)	$23,680	$16,964	$(593)	$16,371